Exhibit 99.1

AdColony

Holding AS

Annual Report 2020

Report of Independent Auditors

To the Board of Directors, AdColony Holding AS

We have audited the accompanying consolidated financial statements of AdColony Holding AS and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2020 , December 31, 2019 and January 1, 2019, and the related consolidated statements of comprehensive income, cash flows, and changes in equity for each of the two years in the period ended December 31, 2020.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AdColony Holding AS and its subsidiaries as of December 31, 2020 , December 31, 2019 and January 1, 2019, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2020 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS

Oslo, Norway

July 14, 2021

AdColony Holding AS
Annual Report 2020

Consolidated statement of comprehensive income

(USD million)	Note	2020	2019
Revenue	4, 5	211.0	183.9

Total operating revenue		211.0	183.9

Publisher and revenue share cost	5	(141.5)	(120.6)
Payroll and related expenses	6	(32.6)	(37.7)
Depreciation and amortization expenses	11, 12, 13, 14	(17.8)	(21.2)
Other operating expenses	5, 7, 9	(25.8)	(26.2)

Total operating expenses		(217.8)	(205.7)

Operating profit (loss)		(6.8)	(21.8)

Interest income	5	0.0	0.1
Interest expenses	5	(2.8)	(4.0)
Net FX gain (loss)	5	(0.6)	(2.2)
Other financial income (expense)	5	(0.1)	0.1
Net financial items		(3.5)	(6.0)

Profit (loss) before income taxes		(10.3)	(27.8)

Income taxes	8	3.3	(2.6)

Profit (loss)		(7.0)	(30.4)

Other comprehensive income:

Items that may or will be transferred to profit (loss)
Foreign currency translation differences		(1.8)	2.9

Total comprehensive income (loss)		(8.9)	(27.5)

AdColony Holding AS

Annual Report 2020

Consolidated statement of financial position

USD million	Note	12/31/2020	12/31/2019	1/1/2019
Assets
Deferred tax assets	8	25.9	24.6	24.5
Goodwill	11, 12	182.2	182.2	182.2
Intangible assets	11, 12	2.4	9.0	16.5
Property, plant and equipment	13	1.9	3.1	5.0
Right of use assets	14	2.1	3.2	5.7
Lease receivable	14	-	1.9	2.3
Other non-current assets		0.9	1.1	2.0

Total non-current assets		215.3	225.0	238.0

Accounts receivable and unbilled revenue	5	72.9	58.5	49.3
Lease receviable	14	0.9	0.5	1.8
Other receivables	5	2.3	4.8	7.2
Cash and cash equivalents	5	15.4	7.2	15.4

Total current assets		91.6	70.9	73.7

Total assets		306.9	296.0	311.8

AdColony Holding AS

Annual Report 2020

Consolidated statement of financial position

USD million	Note	12/31/2020	12/31/2019	1/1/2019
Shareholders' equity and liabilities
Equity attributable to owners of the company	15	99.1	108.0	237.0
Total equity		99.1	108.0	237.0

Liabilities
Lease liabilities	14	0.6	2.1	4.6
Loans and borrowings	5	-	127.2	1.7
Other non-current liabilities	5	1.1	0.9	2.1

Total non-current liabilities		1.6	130.2	8.4

Loans and borrowings	5	135.3	-	7.6
Lease liabilities	14	2.5	3.6	5.2
Accounts payable		24.1	21.1	22.4
Taxes payable	8	1.9	0.5	1.0
Public duties payable		0.7	0.7	0.7
Contract liabilities	5	0.7	0.0	0.9
Stock-based compensation liability	6	-	0.0	0.0
Other current liabilities	10	40.8	31.9	28.5

Total current liabilities		206.1	57.8	66.4

Total liabilities		207.8	188.0	74.8

Total equity and liabilities		306.9	296.0	311.8

12, July, 2021

William Stone	Lars Boilesen
Chairman of the Board	Board member

AdColony Holding AS

Annual Report 2020

Consolidated statement of cash flows, indirect method

USD million		2020	2019
Cash flow from operating activities
Profit (loss) before taxes		(10.3)	(27.8)
Income taxes paid	8	5.6	(0.0)
Depreciation and amortization expense	12, 13, 14	17.8	21.2
Net (gain) loss from disposals of PP&E, and intangible assets		0.0	0.1
Changes in inventories, accounts receivable, accounts and other payables	5	(2.1)	(7.9)
Changes in other operating working capital		1.4	3.7
Share-based remuneration	6	(0.0)	(0.2)
Other net items		0.7	2.4
Net cash flow from operating activities		13.0	(8.5)

Cash flow from investing activities
Proceeds from sale of property, plant, and equipment (PP&E) and intangible assets	12, 13	(0.0)	0.0
Purchases of property, plant and equipment (PP&E) and intangible assets	12, 13	(0.4)	(0.8)
Capitalized development costs	12	(7.4)	(7.8)
Proceeds from lease receivable	14	1.5	1.8
Interest received		-	-
Net cash flow from investing activities		(6.3)	(6.8)

Cash flow from financing activities
Proceeds from issuance of shares, net (incentive program)		0.0	(0.0)
Proceeds from loans and borrowings	5	5.0	12.7
Interest paid		-	-
Payment of lease liabilities	14	(3.8)	(5.4)
Net cash flow from financing activities		1.2	7.3

Net change in cash and cash equivalents		7.9	(8.0)
Cash and cash equivalents (beginning of period)		7.2	15.4
Effects of exchange rate changes on cash and cash equivalents		0.4	(0.2)

Cash and cash equivalents		15.4	7.2

AdColony Holding AS

Annual Report 2020

Consolidated statement of changes in equity

USD million (except number of shares)	Paid-in capital	Other reserves	Other equity	Translation reserve	Total equity
Balance as of 12/31/2019	561.5	20.7	(477.1)	2.9	108.0

Comprehensive income for the period
Profit (loss)	-	-	(7.0)	-	(7.0)

Other comprehensive income
Foreign currency translation differences	16.1	0.1	(16.1)	(1.8)	(1.8)

Total comprehensive income for the period	16.1	0.1	(23.1)	(1.8)	(8.8)

Transactions with owners in their capacity as owners
Share-based payment transactions	-	(0.0)	-	-	(0.0)

Balance as of 12/31/2020	577.6	20.8	(500.3)	1.1	99.1

Face value of the shares

The face value of the shares is NOK 30.

Other reserves

Other reserves consist of option and RSU costs recognized according to the equity settled method.

Translation reserve

The translation reserve consists of all foreign currency differences arising from the translation of the financial Statements of group companies with a functional currency that is not USD.

The translation reserve was reset as a practical expedient on IFRS first time adoption 01 January 2019

Other equity

Other equity consists of all other transactions, including but not limited to, total recognized income and expense for the current period.

AdColony Holding AS

Annual Report 2020

Consolidated statement of changes in equity

USD million (except number of shares)	Paid-in capital	Other reserves	Other equity	Translation reserve	Total equity
Balance as of 1/1/2019	553.2	20.7	(336.8)	-	237.0

Comprehensive income for the period
Profit (loss)	-	-	(30.4)	-	(30.4)

Other comprehensive income
Foreign currency translation differences	(6.5)	0.2	6.3	2.9	2.9

Total comprehensive income for the period	(6.5)	0.2	(24.1)	2.9	(27.5)

Transactions with owners in their capacity as owners
Share-based payment transactions	-	(0.2)	-	-	(0.2)
Issue of share capital	14.9	-	-	-	14.9
Shareholder distribution	-	-	(116.2)	-	(116.2)

Balance as of 12/31/2019	561.5	20.7	(477.1)	2.9	108.0

The transactions with owners are discussed in more detail in note 15.

AdColony Holding AS
Annual Report 2020

Note 1 General information

General information

The AdColony group’s (“AdColony”) main business activities comprise mobile advertising. The principal activities are described in more details in Note 4 – Operating information.

The parent company of the AdColony group is AdColony Holdng AS, a limited liability company, domiciled in Norway.

The ultimate parent company of AdColony is Otello Corporation ASA a public limited company domiciled in Norway and listed on the Oslo stock exchange.

AdColony’s principal operations in the mobile advertising industry are located in the U.S., Turkey, Singapore, and Denmark.

The consolidated financial statements of AdColony for the year ended December 31, 2020, comprise AdColony Holding AS and its subsidiaries.

Note 2 Summary of significant accounting policies

Statement of compliance and basis of the consolidated financial statements, and first-time adoption of IFRS

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). These financial statements for the year ended 31 December 2020 are the first the Group has prepared in accordance with IFRS. For periods up to and including the year ended 31 December 2020, the Group has not prepared consolidated financial statements since it has been part of the Otello group which has prepared consolidated financial statements in accordance with IFRS. Therefore, the Group has prepared financial statements that comply with IFRS applicable as at 31 December 2020, together with the comparative period data for the year ended 31 December 2019.

These consolidated financial statements are not therefore a transition to IFRS, and no adjustments were required to be made. AdColony, a subsidiary of Otello, is a first-time adopter of IFRS at a later date than its parent. In these financial statements, AdColony has elected to measure its assets and liabilities in its financial statements at the amount included in the parent’s consolidated financial statements (excluding consolidation adjustments and the effects of the business combination in which the entity acquired the subsidiary), in accordance with IFRS 1 D16.

These consolidated financial statements are prepared according to International Financial Reporting Standards adopted by the IASB as at 31 December 2020.

AdColony Holding AS
Annual Report 2020

New and amended International Financial Reporting Standards (IFRS) that are not mandatory and have not been adopted by the Group

Of new standards and interpretations that are not mandatory for the current reporting period, none are expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis, and are presented in US dollars (USD), rounded to the nearest hundred thousand, unless otherwise stated. As a result of rounding differences, amounts and percentages may not add up to the total.

Except for cash-settled, share-based payment arrangements, no assets or liabilities are subsequently measured at fair value. Receivables and borrowings are assumed to have a market value equal to the carrying amount.

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

Consolidation principles

Business combinations:

Business combinations are accounted for using the acquisition method.

Costs related to the acquisition, other than those associated with the issue of debt or equity securities that the Group incurs in connection with a business combination are expensed as incurred. Any contingent consideration payable is recognized at fair value at the acquisition date. If the contingent consideration is classified as equity, it is not remeasured, and settlement is accounted for within equity. Otherwise, subsequent changes to the fair value of the contingent consideration are recognized in the profit or loss.

Subsidiaries – consolidated financial statements:

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable or convertible are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

Intercompany balances and transactions eliminated on consolidation:

Intercompany balances and transactions, any unrealized gains and losses, or income and expenses arising from intercompany transactions are eliminated in preparing the consolidated financial statements. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

Foreign currency

Foreign currency transactions:

Transactions in foreign currencies are translated at the foreign exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to functional currency at the foreign exchange rate prevailing on that date. Foreign exchange differences arising on translation are recognized in the statement of comprehensive income. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate prevailing on the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are recognized at fair value are translated to the functional currency at foreign exchange rates prevailing on the date the fair value was determined. The functional currency for the majority of the group is USD.

AdColony Holding AS
Annual Report 2020

Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising from consolidation, are translated to USD at foreign exchange rates prevailing on the balance sheet date. Revenues and expenses of foreign operations are translated to USD using the approximate foreign exchange rates prevailing on the transaction date. Foreign exchange differences arising from re-translation are recognized directly in a separate component of equity.

Property, plant and equipment

Owned assets:

Property, plant and equipment are recognized at cost, less accumulated depreciation (see below) and impairment losses (see accounting policy regarding impairment).

Where parts of property, plant and equipment have different useful lives, the components are depreciated separately.

Subsequent costs:

The Group recognizes, in the carrying amount of an item of property, plant and equipment, the cost of replacing part of such an item when that cost is incurred, if it is probable that the future economic benefits embodied with the item will flow to the Group, and the cost of the item can be measured reliably. All other costs are expensed as incurred.

Depreciation:

Depreciation is calculated on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. The estimated useful lives are as follows:

▪	Leasehold improvements	Over term of contract
▪	Machinery and equipment	Up to 10 years
▪	Fixtures and fittings	Up to 5 years
▪	Right of use assets	Over term of contract

The residual value, if not insignificant, is reassessed annually.

Intangible assets

Goodwill:

Goodwill that arises upon the acquisition of subsidiaries is included in intangible assets.

AdColony Holding AS
Annual Report 2020

Goodwill is recognized at cost, less any accumulated impairment losses. Goodwill is allocated to cash-generating units (CGU) or groups of CGUs and tested for impairment annually, or more frequently if events or changes in circumstances indicate that there is potential impairment (see accounting policy regarding impairment). A CGU is the smallest identifiable Group of assets that generates cash inflows that are largely independent of cash inflows from other assets or Groups of assets. In order to identify whether cash flows from an asset (or a Group of assets) are independent of cash flows from other assets (or Groups of assets), management assesses various factors, including how operations are monitored. Each CGU or Group of CGUs to which goodwill has been allocated represent the lowest level in the entity where goodwill is monitored for internal management purposes. The Group of CGUs may not be larger than an operating segment.

Please see note 3 for further information regarding accounting estimates and judgments related to impairment testing.

Research and development:

Expenses related to research activities, which are expected to lead to scientific or technological knowledge and understanding, are expensed in profit or loss in the period they are incurred.

The cost of building new features, together with significant and pervasive improvements of core platforms, provided that the significant and pervasive improvements of parts or main components of core platforms will generate probable future economic benefits, are capitalized as development costs and amortized on a straight-line basis of up to 5 years.

A significant portion of the work that is performed is related to the implementation of the ongoing updates that are required to maintain the platforms’ functionality. Examples of updates include “bug fixes”, updates made to comply with changes in laws and regulations, and updates made to keep pace with the latest trends. These costs are expensed as maintenance costs.

Please see note 3 for further information regarding accounting estimates and judgments related to development costs.

Other intangible assets:

Other intangible assets that are acquired by the Group, are recognized at cost less accumulated amortization (see below) and impairment losses (see accounting policy regarding impairment).

Subsequent expenditure:

Subsequent expenditure on capitalized intangible assets is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditures are expensed as incurred.

Amortization:

Amortization is calculated on a straight-line basis over the estimated useful lives of intangible assets, unless such lives are indefinite. Goodwill and intangible assets with indefinite useful lives are systematically tested for impairment at each balance sheet date.

Financial instruments

Financial instruments comprise, trade and other receivables, cash and cash equivalents, borrowings, and trade and other payables.

AdColony Holding AS
Annual Report 2020

Trade and other receivables:

Initially trade receivables are measured at the invoiced amount unless the terms include a significant financing component. See below for the calculation of the loss allowance.

Cash and cash equivalents:

Cash and cash equivalents comprise cash balances and call deposits.

Borrowings:

Borrowings are initially recognized at fair value less transaction cost and subsequently measured at amortized cost using the effective interest method.

Impairment

Financial assets:

Trade receivables

The group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure the expected credit losses, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due. The contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables for the same types of contracts. The group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets. Individual assessments per customer are also carried out by financial management.

Non-financial assets:

The carrying amounts of the Group’s assets are reviewed annually to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated (see below).

For goodwill, assets that have an indefinite useful life and intangible assets that are not yet available for use, the recoverable amount is nevertheless tested annually, or more frequently if events or changes in circumstances indicate that there is potential impairment.

An impairment loss is recognized whenever the carrying amount of an asset, its cash-generating unit or a group of units exceeds its recoverable amount. Please see note 11 for further information about the impairment testing of goodwill. Impairment losses are recognized in profit or loss.

Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating unit and then to reduce the carrying amount of the other assets in the unit on a pro-rata basis.

Calculation of recoverable amount:

The recoverable amount of the Group’s assets is the greater of their fair value less cost of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

AdColony Holding AS
Annual Report 2020

Reversals of impairment:

An impairment loss in respect of goodwill is not reversed.

With respect to other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the assets carrying amount do not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Leasing

IFRS 16 requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding assets for all leases with a lease term of more than 12 months, unless the underlying asset is of low value.

Further, a lessee recognizes depreciation of the right-of-use asset (ROU asset) and interest expense on the lease liability, instead of recognizing the lease payments in Other operating expenses.

For subsequent measurement, the Group remeasures the lease liability in the case of certain events taking place (e.g., a change in the lease term). Generally, the amount of the remeasurement of the lease liability is recognized as an adjustment to the right-of-use asset.

At the inception of a contract, the Group assesses whether a contract is, or contains a lease. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Right of use assets:

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:

- the contract involves the use of an identified asset, this may be specified explicitly or implicitly and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substitution right, then the asset is not identified

- the Group has the right to obtain substantially all of the economic benefits from use of the asset thorough the period of use, and

- the Group has the right to direct the use of the asset.

As a lessee

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred.

AdColony Holding AS
Annual Report 2020

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. In addition, the right-of-use asset is periodically reduced by impairment losses, if any.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease, or if that rate cannot be readily determined, the Groups incremental borrowing rate.

Short term leases and leases of low-value assets:

The Group has elected not to recognize the right-of-use assets and liabilities for short-term leases of equipment and low value assets with an underlying value of USD 5,000 or less when they are new. Payments on such leases are recognized as expenses as they occur. This is not related to Financial sub-leases (see details in 2.1 above).

Sublease contracts, where the Group is the lessor:

For subleasing contracts, the group recognizes a lease receivable in the statement of financial position, with a corresponding reduction in the ROU asset.

Contracts with renewal options:

Some office leases contain renewal options exercisable by the Group. The renewal options held are exercisable only by the Group, and not by the lessors. The Group includes a renewal of the contracts in the lease valuation if it is considered reasonably certain that the Group will renew the contracts. It is not considered as reasonably certain that the Group will renew any contracts for more than 3 years.

Discount rates:

AdColony chose to use the modified approach at the date of the opening balance (which is the same date as the implementation of IFRS 16 for the Otello Group), and therefore use the company’s incremental borrowing rate (IBR) as a discount rate on the opening balance. Going forward, the IBR will be used for subsequent measurement for new contracts, as long as the implicit interest rate is not readily determined.

As a basis for the discount rate calculation, AdColony has used the credit facility agreement of the parent company, Otello. This bears an interest rate of LIBOR, 3 months plus a margin of 2.50 % p.a. The margin has been adjusted according to the value of a lease. Specific country-based discount rates are used.

Interest rates are, therefore, adjusted to take into account the economic environment in the country where the lease is entered into. Rates are modified with a country risk premium, and with an inflation difference compared to Norway, where the credit facility agreement is held. The range of IBRs used is 2.8 % to 16.5%.

Dividends

Dividends on shares are recognized as a liability in the period in which they are declared.

AdColony Holding AS
Annual Report 2020

Employee benefits — Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in the profit or loss in the periods during which services are rendered by employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

Stock-based payment transactions

The share option program allows Group employees to acquire shares of the Company. For equity settled programs, the value of options is recognized as an employee expense with a corresponding increase in equity. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options. The fair value of the options granted is measured using the Black & Scholes model, taking into account the terms and conditions upon which the options were granted. The amount recognized as an expense is adjusted to reflect the actual number of share options that vest, except where forfeiture is only due to share prices not achieving the threshold for vesting.

Restricted Stock Unit Plans are measured at the grant date using the current market value reduced by expected dividends paid before the vesting date, which is then further discounted.

Provisions

A provision is recognized in the statement of financial position when the Group has a currently existing legal or constructive obligation as a result of a past event, and it is probable that a future outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

Restructuring

A provision for restructuring costs is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been publicly announced. Further, future operating losses are not provided for.

Termination benefits

Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits or when the Group recognizes costs for restructuring. If benefits are not expected to be settled within 12 months of the end of the reporting period, they are discounted.

Trade and other payables

Trade and other payables are recognized at amortized cost.

Revenue recognition

The Company has the following primary sources of revenue:

•	Advertising

AdColony Holding AS
Annual Report 2020

Revenue comprises the fair value of the consideration for the sale of goods and services, net of value-added tax, rebates and discounts. Intercompany sales are eliminated.

Advertising

Advertising revenue is recognized each time a user views, or clicks a mobile ad, and/or installs a game. The performance obligations are satisfied on a point in time basis. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service, at the point that the group has the right to invoice the customer.

The entire amount recognized as a contract liability at the beginning of the period is recognized during the following period.

Advertising revenue is recognized based on certain different events and parameters;

i)	when a user installs a game (i.e. a user plays a game, sees advertising, clicks on it and installs a game) based on CPI (cost per install);

ii)	when a mobile ad is delivered to a user, based on CPM (cost per thousand) i.e. every 1,000 impressions of a mobile ad inside the publisher's inventory (which can be a mobile app or website);

iii)	when a user plays a mobile video ad all the way to completion, based on CPCV (cost per completed video view);

iv)	when a user clicks on a mobile ad, based on CPC (cost per click); i.e. after each instance when an ad is clicked inside the publisher's inventory,

In the normal course of business, AdColony acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether AdColony is acting as the principal or an agent in our transactions with advertisers. The determination of whether AdColony is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative, in reaching our conclusions on gross versus net revenue recognition, AdColony places the most weight on the analysis of whether AdColony is the primary obligor in the arrangement.

For the revenue generated through AdColony-owned properties, and agreements where AdColony has a contractual relationship with both the publisher and the associated advertisement supplier, AdColony is responsible for identifying and contracting with third-party advertisers, establishing the selling prices of the advertisements sold, and performing all billing and collection activities, including retaining credit risk, as well as bearing sole responsibility for fulfillment of the advertising. Accordingly, AdColony acts as the principal in these arrangements and, therefore, reports revenue earned and costs incurred related to these transactions on a gross basis.

For agreements where the publisher has a direct contractual relationship with the advertiser, revenue is recognized on a net basis, as AdColony is not the primary obligor and does not assume the fulfillment and credit risk.

AdColony Holding AS
Annual Report 2020

Revenues are generally invoiced 30 – 60 days after the performance obligation has been satisfied with payment terms of net 30 – 90 days depending on the contract. In some cases the customer pays a fixed amount according to a payment schedule to cover services rendered over a longer time span. If the services rendered by AdColony exceed the payments to date, an unbilled revenue receivable is recognised. If the payments exceed the services rendered, a contract liability is recognised.

Publisher and revenue share costs

Cost of goods sold comprises publisher costs and the cost of licenses purchased from third-party suppliers. Publisher costs consist of the agreed-upon payments AdColony makes to publishers for their advertising space, in which we deliver mobile ads. These payments are typically determined in advance as either a fixed percentage of the advertising revenue we earn from mobile ads placed on the publisher’s application or website or as a fixed fee for that ad space. Publishers right to payment is established at the same time as AdColony recognizes its revenue from the end customer. License costs are the costs of licenses purchased from third-party suppliers.

Other income (costs)

Material income and costs, which are not related to the normal course of business, are classified as other operating income (cost).

Net financing costs

Other finance income and costs comprise primarily foreign exchange gains and losses.

Interest income is recognized using the effective interest method.

Dividend income is recognized on the date upon which the entity’s right to receive payments is established.

Income tax

Income tax on the profit or loss for the year comprises current and deferred taxes. Income tax is recognized in profit or loss or other comprehensive income, except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is only recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Please see note 3 for further information regarding accounting estimates and judgments related to deferred tax assets.

AdColony Holding AS
Annual Report 2020

Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

Note 3 Critical accounting estimates and significant judgments

The preparation of consolidated financial statements in accordance with IFRS requires management to make judgments estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosures of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions      and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected within the next financial year.

Estimates and judgments are evaluated on an ongoing basis, based upon historical results and experience, consultations with experts, trends and other methods which management considers reasonable under the circumstances, as well as forecasts as to how these might change in the future.

Critical accounting estimates

The main estimates that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are specified below.

Impairment, see note 11

In accordance with IAS 36, the Group tests whether goodwill has suffered any impairment annually, or more frequently if events or changes in circumstances indicate potential impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The recoverable amounts of cash-generating units have been determined based on a value-in-use calculation for the most significant cash-generating units. see note 11 for further information on recoverable amounts.

Value in use, particularly when discounted cash flow methods are used, must in part be based on management’s evaluations, including determining appropriate cash-generating units, determining the discount rate, estimates of future performance, revenue generating capacity of the assets, margins, and assumptions of the future market conditions. For assumptions used, external evidence has been taken into consideration. Discount rates used have been compared to third-party sources.

Management compares the estimates of value in use with the market valuation for reasonableness. In addition, a retrospective analysis of forecasts used in prior years is carried out in order to provide further input for the estimates that are made regarding future cash flows. A three year period is used due to the pace of changes in this industry, which makes it difficult to accurately forecast beyond such a period. Beyond the explicit forecast period, the cash flows are extrapolated using constant nominal growth rates.

A sensitivity analysis for changes in key assumptions and whether they would lead to an impairment loss is included in note 11.

AdColony Holding AS
Annual Report 2020

Significant judgments

Significant judgements in applying the entity’s accounting policies are specified below.

Goodwill, see note 11

Goodwill in these consolidated financial statements arose through the acquisition of AdColony Inc, the most significant Group component, in 2014. Identified excess values in the acquisition are customer contracts, customer relationships, trademarks, and proprietary technology, while the goodwill is based on the expected benefits from synergies of the combination with other newly acquired businesses over several years prior to the opening balance.

Over time, the legal and operational structure of the Group has been significantly simplified and there is only one remaining cash generating unit monitored for internal management purposes.

Capitalized development costs, see note 12

Cost of building new features, together with significant and pervasive improvements of core platforms, provided that the significant and pervasive improvements of parts or main components of core platforms will generate probable future economic benefits, are capitalized as development costs and amortized on a straight-line basis of up to 5 years.

On a quarterly basis, engineering work is assessed on a project basis. Projects are categorized as 1) those that have met the      technological feasibility date but have not yet gone live 2) those that have launched and begun amortization, and 3) research/operations/maintenance projects. An allocation of a percentage of each employee’s time across the various projects is made.

Any new projects are assessed according to the criteria in IAS 38, and previously categorized projects are assessed in terms of changes in assumptions. Capitalized costs are calculated by using the time allocations made. These calculations are reviewed by management before being capitalized.

Some of the work that engineering employees perform is related to the implementation of the ongoing updates that are required to maintain the platforms’ functionality. Examples of updates include “bug fixes”, updates made to comply with changes in laws and regulations, and updates made to keep pace with the latest trends. These costs are expensed as maintenance expenses.

Deferred tax assets, see note 8

The recognition of deferred tax assets and liabilities requires the exercise of judgment. AdColony recognizes deferred tax assets related to tax losses in the statement of financial position when it is considered probable that taxable profit will be generated in future periods against which these tax loss carry forwards can be utilized. The vast majoirty of the recognized deferred tax assets as of December 31, 2020, relates to tax loss carry forwards in the US.

See note 8 for a breakdown of tax loss carry forwards and relevant expirations dates of these.

Note 4 Operating information

The Group's business activities comprise of mobile advertising. AdColony provides an end-to-end platform for brands, agencies, publishers and application developers to deliver advertising to consumers on mobile devices around the world. AdColony delivers highly interactive and engaging advertising experiences across all mobile formats with particular strength in video and full screen interactive rich media ads.

AdColony Holding AS
Annual Report 2020

The AdColony business is integrated on to a single advertising platform with common, global leadership. The majority of the group's assets are in the US and only immaterial parts of the non-current assets are outside the US.

AdColony's advertising revenue is primarily based on the activity of mobile users viewing ads through 3rd party publishers, such as developer applications and mobile websites. Revenue is recognized when AdColony's advertising services are delivered based on the specific terms of the advertising contract, which are commonly based on the number of ads delivered, or views, clicks or actions by users of mobile advertisements.

AdColony Holding AS
Annual Report 2020

Revenues

Revenue by region [USD million]	2020	2019
USA	94.6	86.9
EMEA	91.2	77.7
Asia Pacific	17.5	15.2
Americas, excluding USA	7.7	4.1

Total	211.0	183.9

The breakdown of revenue by region reflects the customer or partner's country of domicile. Consequently, the revenue breakdown reflects the location of AdColony's customers and partners. The breakdown above does not reflect where AdColony's derivative products and services are used by the end user (partner's customer).

Disaggreagation of revenue

There is considered to be only one revenue type, therefore revenue is not presented disaggregated.

Note 5 Financial risk, accounts and other receivables, and financial instruments

Financial risk

Risk management in the Group is carried out by manamgement and approved by the Board of Directors. Potential risks are evaluated on a regular basis and management determines appropriate strategies related to how these risks are to be handled within the Group under the approved policies. The Group is exposed to market (currency) risk, credit risk and liquidity risk.

Currency risk

The majority of the financial risk that the Group is exposed to relates to currency risk. Both revenue and operating expenses are exposed to foreign exchange rate fluctuations. Please note that some revenue numbers are impacted by changes in local currencies which are the basis for invoicing of customers. These effects are not specified in the table below.

	2020		2019
Revenues per currency: [USD million]	Revenues	%	Revenues	%
USD	164.8	78.1%	149.5	81.3%
DKK	26.3	12.5%	15.0	8.2%
TRY	15.0	7.1%	13.2	7.2%
Other	4.9	2.3%	6.3	3.4%

Total	211.0		183.9

AdColony Holding AS
Annual Report 2020

	2020		2019
Operating expenses (OPEX) per currency: [USD million]	OPEX	%	OPEX	%
USD	(177.5)	81.5%	(171.1)	83.2%
DKK	(19.3)	8.9%	(12.7)	6.2%
TRY	(13.5)	6.2%	(12.4)	6.0%
Other	(7.5)	3.5%	(9.5)	4.6%

Total	(217.8)		(205.7)

Conversion of the Group's revenues from foreign currencies into USD yields the following average exchange rates:	2020	2019
DKK	0.1553	0.1496
TRY	0.1389	0.1749

Loans and receivables

The Group as limited exposure in terms of credit or fx risk related to loans and receivables.

Foreign exchange contracts

During 2020 and 2019, the Group did not use forward exchange contracts to hedge its currency risk, and had not entered into any foreign exchange contracts as of December 31, 2020, December 31, 2019, or January 1, 2019.

FX gain (loss) and other financial income (expense)

The table below shows the breakdown of FX gains and losses, and other financial income and expense.

	2020	2019
FX gain	2.8	2.5
FX loss	(3.4)	(4.7)
Other finance income (expense)	(0.1)	0.1
Total	(0.7)	(2.2)

Credit risk

Credit risk is the risk of losses that the Group would suffer if a counterparty fails to perform its financial obligations. The Group’s exposure to credit risk is mainly related to external receivables. Credit risk is assessed for each specific customer. No single customer accounted for more than 10% of the Group's revenue during the financial year. Further, the Group conducts much of its business with large global companies and has not experienced significant credit-related losses during this or previous financial years.

AdColony Holding AS
Annual Report 2020

The group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and unbilled revenue. To measure the expected credit losses, trade receivables and unbilled revenue have been grouped based on shared credit risk characteristics and the days past due. The unbilled revenue relates to unbilled work in progress and have substantially the same risk characteristics as the trade receivables for the same types of contracts. The group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the unbilled revenue. Individual assessments per customer are also carried out by financial management.

Accounts receivable

Gross accounts receivable per currency:

The numbers below are presented in local currencies (million)

Gross accounts receivable per currency:	12/31/2020	% of gross AR	12/31/2019	% of gross AR	1/1/2019	% of gross AR
USD	31.0	61.1%	26.4	65.2%	25.8	63.4%
TRY	63.6	20.3%	42.4	13.6%	32.8	13.2%
DKK	56.3	16.0%	29.2	11.4%	19.6	7.0%
Other	n/a	2.6%	n/a	9.8%	n/a	16.4%

The accounts receivable are converted, as of December 31, at the following exchange rates:

	12/31/2020	12/31/2019	1/1/2019
TRY	0.1349	0.1681	0.1891
DKK	0.1648	0.1501	0.1533

Gross accounts receivable per region:

[USD million]	12/31/2020	12/31/2019	1/1/2019
Americas	20.6	21.0	16.5
EMEA	26.9	16.7	16.5
Asia Pacific	4.2	3.3	8.1
Total	51.7	41.0	41.0

AdColony Holding AS
Annual Report 2020

Loss allowance as at December 31, 2020 and December 31, 2019 was determined as follows for both trade receivables and unbilled revenue:

	12/31/2020
[USD million]	Gross carrying amount - accounts receivable	Gross carrying amount - Unbilled revenue	Expected loss rate	Loss allowance
Current	36.8	-	0.1%	(0.0)
Past due 0-30 days	7.3	-	0.3%	(0.0)
Past due 31-60 days	2.2	-	0.0%	(0.0)
Past due 61-90 days	1.9	-	19.7%	(0.4)
More than 90 days	3.5	-	36.2%	(1.3)
Total	51.7	0.0		(1.7)

	12/31/2019
	Gross carrying amount - accounts receivable	Gross carrying amount - Unbilled revenue	Expected loss rate	Loss allowance
Current	25.8	-	0.1%	(0.0)
Past due 0-30 days	6.7	-	10.8%	(0.7)
Past due 31-60 days	4.1	-	0.0%	(0.0)
Past due 61-90 days	1.8	-	0.2%	(0.0)
More than 90 days	2.6	-	54.0%	(1.4)
Total	41.0	0.0		(2.1)

AdColony Holding AS
Annual Report 2020

	1/1/2019
	Gross carrying amount - accounts receivable	Gross carrying amount - Unbilled revenue	Expected loss rate	Loss allowance
Current	19.2	-	0.3%	(0.1)
Past due 0-30 days	7.6	-	2.8%	(0.2)
Past due 31-60 days	3.8	-	0.5%	(0.0)
Past due 61-90 days	2.9	-	2.0%	(0.1)
More than 90 days	7.6	-	83.1%	(6.3)
Total	41.0	0.0		(6.6)

Accounts receivables and other receivables
[USD million]	12/31/2020	12/31/2019	1/1/2019
Accounts receivable (including provision for bad debt)	50.0	38.9	34.4
Unbilled revenue	23.0	19.7	14.9
Other receivables	2.3	4.8	7.2
Total	75.2	63.3	56.5

Accounts receivable represent the part of receivables that is invoiced to customers but not yet paid. unbilled revenue represents revenue recognized in the year which was not invoiced to the customers at year end and which will be invoiced to customers subsequent to the balance sheet date.

Other receivables

Other receivables consists of payments held in escrow related to sales and acquisitions, non-trade receivables including tax receivables, and prepayments.

Contract liabilities

Contract liabilities consist of customer prepayments of advertising campaigns and license/royalty payments.

Liquidity risk

[USD million]
Liquidity reserve	12/31/2020	12/31/2019	1/1/2019
Cash and cash equivalents
Cash in hand and on deposit	15.4	7.2	15.4
Unrestricted cash	15.4	7.2	15.4

Breakdown of cash deposits by currency [USD million]	12/31/2020	12/31/2019	1/1/2019
USD	4.7	3.7	10.6
NOK	0.0	0.0	0.1
EUR	0.6	0.8	0.5
TRY	1.3	0.1	1.2
Other	8.8	2.6	3.1
Total	15.4	7.2	15.4

AdColony Holding AS
Annual Report 2020

Credit facility

In May 2018, the ultimate parent company of AdColony, Otello, signed an agreement for a new 3 year Revolving Credit Facility (RCF) of $100 million with DNB Bank ASA. In March 2020, Otello signed an amendment to that agreement reducing the facility to $50 million. In early 2021, the termination date of the RCF was extended to June 30, 2021. As at December 31, 2020, $35 million of the revolving credit facility had been drawn up. AdColony has not drawn up any of these $35 million. The facility is primarily secured through a pledge in shares in Otello's subsidiaries, including AdColony Holding AS. AdColony Holding AS has not made any financial guarantees to any companies external to Otello group in connection with this credit facility. In addition, as of April 2021, Otello no longer owns the shares of AdColony Holding AS, such that the AdColony group is not subject to externally imposed capital requirements.

Financial liabilities

All financial liabilities, with the exception of the non-current portion of lease liabilities, are expected to be paid within 1 year of the balance sheet date.

Debt reconciliation

The tables below set out an analysis of debt and the movements in debt for each of the periods:

[USD million]	12/31/2020	12/31/2019	1/1/2019
Loan from ultimate parent company, Otello Corporation ASA	(135.3)	(127.2)	(9.3)
Lease liabilities	(3.1)	(5.7)	(9.8)
Debt	(138.4)	(132.8)	(19.1)

No part of the debt is subject to fixed interest rates. The loan from Otello Corporation ASA was settled through a capital increase in AdColony Holding AS that was carried out in March 2021.

	Liabilities from financing activites
[USD million]	Borrowings	Leases	Total
Debt as of 1/1/2020	(127.2)	(5.7)	(132.8)
Additions of loans and borrowings	(5.0)	-	(5.0)
Accrued interest expense, non-cash	(3.1)	-	(3.1)
Addition of lease liabilities, non-cash	-	(1.1)	(1.1)
Payment of lease liabilities	-	3.8	3.8
Interest on lease liabilities, non-cash	-	(0.2)	(0.2)
Effects of exchange rate changes	-	0.0	0.0
Debt as of 12/31/2020	(135.3)	(3.1)	(138.4)

AdColony Holding AS
Annual Report 2020

	Liabilities from financing activites
[USD million]	Borrowings	Leases	Total
Debt as of 1/1/2019	(9.3)	(9.8)	(19.1)
Additions of loans and borrowings	(12.7)	-	(12.7)
Dividend to Otello Corporation ASA settled by transfer of receivable from a group company, with no cash effect	(101.7)	-	(101.7)
Accrued interest expense, non-cash	(3.5)	-	(3.5)
Addition of lease liabilities, non-cash	-	(1.0)	(1.0)
Payment of lease liabilities	-	5.4	5.4
Interest on lease liabilities, non-cash	-	(0.3)	(0.3)
Effects of exchange rate changes	-	0.0	0.0
Debt as of 12/31/2019	(127.2)	(5.7)	(132.8)

Capital management

The Group's policy has been to maintain a high equity-to-asset ratio and to maintain a solid capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Group possesses a business model that anticipates considerable cash flow in the future. Since the Group has new ownership as of April 2021, these policies will be the subject of total reconsideration.

Financial instruments

Financial instruments, and contracts accounted for as such, are included in several line items in the statement of financial position and classified in categories for accounting treatment. All financial instruments have a carrying amount that approximates fair value.

AdColony Holding AS
Annual Report 2020

Note 6 Payroll expenses and remuneration to management

[USD million]
Payroll expenses	2020	2019
Salaries and bonuses	(24.0)	(27.3)
Social security cost	(2.2)	(2.3)
Pension cost	(0.6)	(0.8)
Stock-based compensation expense, including social security cost	(0.0)	(0.2)
Insurance and other employee benefits	(2.0)	(3.0)
Payments to long-term contractual staff	(3.9)	(4.0)

Total	(32.6)	(37.7)

Average number of full time equivalents	373	353

The Group has not given any loans or security deposits to the CEO, executive management or their related parties.

A bonus program exists for the senior executive team in AdColony. For each individual executive, a limit is set for the amount of bonus that can be achieved. The size of the bonus payment is dependent on actual company performance compared to a set of predefined targets.

An accrual for all 2020 bonuses for senior executives has been recognized in the consolidated financial statements. Bonuses were paid in 2021.

Share compensation program:

AdColony's ultimate parent company, Otello Corporation ASA, has a share-based compensation program, including both ordinary stock options and Restricted Stock Units (“RSU”).

As at December 31, 2020, 2 employees in the AdColony group hold outstanding options. These options were out of the money as of December 31, 2020 and at the time of sale of shares in AdColony Holding AS. Therefore, AdColony will have no obligations related to this.

AdColony Holding AS
Annual Report 2020

There are no unvested RSUs left for AdColony employees as of December 31, 2020.

Note 7 Other operating expenses

[USD million]
Other operating expenses	2020	2019
Hosting expenses, excl. depreciation cost	(13.9)	(13.6)
Rent and other office expenses	(1.4)	(0.3)
Marketing expenses	(1.6)	(2.2)
Audit, legal and other advisory services	(2.8)	(3.9)
Purchase of equipment, not capitalized	(2.0)	(2.2)
Travel expenses	(0.8)	(2.7)
Bad debt expenses	(0.6)	3.0
Restructuring cost	0.7	(0.8)
Other expenses	(3.5)	(3.7)
Total	(25.8)	(26.2)

Note 8 Taxes

[USD million]	2020	2019
Income tax expense recognized in the statement of profit and loss:
Current tax	(2.4)	(0.6)
Refund of taxes paid	4.7	-
Changes in deferred taxes	1.1	5.2
Changes in deferred taxes related to non-recognition of certain tax assets	-	(7.3)
Changes in deferred tax related to amortization of excess values from business combinations	0.1	0.3
Write down of deferred tax related to write down of intangibles from business combinations	-	-
Changes in deferred tax related to changes in tax rates 1)	-	-
Withholding tax expense	(0.2)	(0.2)

Income tax expense	3.3	(2.6)

Recognized deferred tax assets and liabilities:

Deferred tax balances presented in the statement of financial position comprise the following:

[USD million]	12/31/2020	12/31/2019	1/1/2019
Deferred tax assets related to tax loss carryforwards	20.7	22.6	23.3
Deferred tax assets related to other temporary differences	5.3	2.2	2.0
Deferred tax liabilities related to temporary differences	(0.1)	(0.2)	(0.7)
Net deferred assets (liabilities)	25.9	24.6	24.5

1) In the statement of financial position, deferred tax liabilities related to amortizable excess value from business combinations in the US and are netted against deferred tax assets in the same US tax jurisdiction.

AdColony Holding AS
Annual Report 2020

All US entities are included in a US consolidated tax group.

AdColony recognizes deferred tax assets related to tax losses in the statement of financial position when it is considered probable that taxable profit will be generated in future periods against which these tax loss carry forwards can be utilized. The tax loss carry forwards are in the US only. Regarding the tax loss carry forwards in the US, management has assessed forecast taxable profit for the coming years, and concluded that the amount of $7.3 million in tax loss carry forwards that were not reognized in the prior year, should also not be recognized in the current year. However, management considers that sufficient future taxable profits will be generated against which the majority of US tax loss carry forwards can be utilized. The majority of tax loss carry forwards in the US have therefore been recognized as at December 31, 2020.

See below for a breakdown of tax loss carry forwards and relevant expirations dates of these.

In the tables below, the set off tax is the amount recognized that reduces the tax loss carryforwards in the US for the portion that it is more likely than not to not be utilized in future periods. These amounts relate to the acquired losses from certain business combinations that will most likely not be able to be utilized due to rules limiting the amount of acquired losses a parent company can utilize.

Deferred tax assets (liabilities) and changes during the year
2020 [USD million]	Balance 1/1/20	Posted to profit and loss	Posted directly to the equity	Balance 12/31/20
Total related to temporary differences	2.0	1.6	1.5	5.2

Deferred tax liabilities related to amortizable excess value from business combinations	(0.1)	0.1	-	(0.1)

Tax loss carryforwards	35.4	(2.0)	-	33.4
Tax loss carryforwards not recognized in the statement of financial position	(12.7)	0.0	-	(12.7)
Tax loss carryforwards recognized in the statement of financial position	22.6	(2.0)	-	20.7
Net deferred tax assets (liabilities) recognized in the statement of financial position	24.6	(0.2)	1.5	25.7

AdColony Holding AS
Annual Report 2020

2019 [USD million]	Balance 1/1/19	Posted to profit and loss	Posted directly to the equity	Balance 12/31/19
Total related to temporary differences	1.8	(1.1)	1.3	2.0

Deferred tax liabilities related to amortizable excess value from business combinations	(0.3)	0.2	-	(0.1)

Tax loss carryforwards	29.0	6.3	-	35.4
Tax loss carryforwards not recognized in the statement of financial position	(5.8)	(7.0)	-	(12.7)
Tax loss carryforwards recognized in the statement of financial position	23.3	(0.6)	-	22.6
Net deferred tax assets (liabilities) recognized in the statement of financial position	24.7	(1.5)	1.3	24.6

The Group's gross tax loss carryforwards expire as follows:
[USD million]	United States	Norway	Total
2026	0.4	-	0.4
2027	1.2	-	1.2
2032	2.1	-	2.1
2033	5.4	-	5.4
2034	1.9	-	1.9
2035	1.3	-	1.3
2036	11.6	-	11.6
2037	42.2	-	42.2
No expiration deadline	43.8	-	43.8
Total	109.9	0.0	109.9

AdColony Holding AS
Annual Report 2020

[USD million]
Reconciliation of effective tax rate	2020	2019
Profit (loss) before tax	(10.3)	(27.8)
Income tax using the corporate income tax rate in Norway (22% in 2020 / 22% in 2019)	2.3	6.1

Effect of changes in tax rates	-	-
Effect of tax rates outside Norway different from 22% / 22%	0.4	0.5
Effect of non-taxable and non-deductible items	0.7	(1.9)
Deferred tax assets from previously unrecognized tax losses	-	-
Effect of non-recognition of certain deferred tax assets	-	(7.3)
Other effects	(0.2)	-
Total tax expense for the year	3.2	(2.6)
Effective tax rate	31.1%	-9.2%

Permanent differences

Permanent differences comprise changes in the amortization of acquired intangibles assets, impairment losses, share-based remuneration costs and other non-deductible costs.

Note 9 Restructuring expenses

During 2020, AdColony recognized restructuring expenses in connection with a strategic cost reduction that will better align costs with revenues, and for legal and other costs related to business combinations and restructuring processes.

[USD million]
Restructuring expenses	2020	2019
Salary restructuring expense	(0.6)	(0.6)
Legal and other costs related to business combinations and disposals	(0.0)	(0.1)
Office restructuring cost	1.4	(0.1)

Total	0.7	(0.8)

Note 10 Other current liabilities

[USD million]	12/31/2020	12/31/2019	1/1/2019
Accruals for publisher invoices not yet received	32.7	23.4	19.5
Accrued operating expenses	3.4	2.6	1.2
Accrued bonuses, commission and other employee benefits	3.8	3.2	4.3
Other current liabilities	1.0	2.7	11.1
Total	40.8	31.9	36.1

AdColony Holding AS
Annual Report 2020

GDPR

As reported in the media, on January 14, 2020, the Norwegian Consumer Council (NCC) filed a complaint to the Norwegian Data Protection Authority (DPA) against Grindr and five other companies, including AdColony, who is a supplier to Grindr. The NCC requests that the DPA investigate certain alleged breaches of the General Data Protection Regulation (GDPR) relating to the processing of personal data about Grindr users received from Grindr through the Grindr app. As of the date of this report, AdColony has not received any formal notification or complaint from the DPA. AdColony is currently looking into the NCC’s complaint and will provide further information if and when necessary. The Company has not recognized any contingent liabilities in the financial statements related to this or any other matter.

Note 11 Goodwill and impairment testing

Goodwill

[USD million]	2020	2019
Acquisition cost
Acquisition cost as of 1/1	273.1	273.1
Acquisition cost as of 12/31	273.1	273.1

Accumulated impairment losses
Accumulated impairment losses as of 1/1	(91.0)	(91.0)
Accumulated impairment losses as of 12/31	(91.0)	(91.0)

Carrying amount
As of December 31	182.2	182.2

See impairment testing below for further information regarding CGUs.

Impairment testing

AdColony has carried out impairment testing as of December 31, 2020, December 31, 2019 and January 01, 2019 according to IAS 36. Based on the impairment testing, no impairment loss was recognized.

Goodwill in these consolidated financial statements arose through the acquisition of AdColony, in 2014. Identified excess values in the acquisition are customer contracts, customer relationships, trademarks, and proprietary technology, while the goodwill is based on the expected benefits from synergies of the combination of acquired businesses over several years prior to the opening balance.

Cash-generating units

The AdColony business operates on a single advertising platform with common, global leadership. The various legal entities in the AdColony group are based on the geographical distribution of customers, and are as such do not operate independently of each other. The AdColony business as a whole is therefore the lowest level at which goodwill is monitored and measured and management has considered it appropriate to test the goodwill at this level.

AdColony Holding AS
Annual Report 2020

Recoverable amount

The recoverable amount of assets is the higher of value in use and fair value less cost of disposal. Discounted cash flow models have been applied to determine the value in use for all the cash-generating units. Management has projected cash flows based on financial forecasts and strategy plans covering a three year period. A three year period is used due to the pace of changes in this industry, which makes it difficult to accurately forecast beyond such a period. Beyond the explicit forecast period, the cash flows are extrapolated using constant nominal growth rates.

Key assumptions

Key assumptions used in the calculation of value in use are Revenue and EBITDA margin growth rates, Nominal growth rate in terminal value, and discount rates. The following key assumptions were used in determining the value in use:

Revenue growth (average) 1)	19.9%

EBITDA Margin growth (average) 2)	3.3 points

Discount rate after tax	7.2%

Discount rate before tax	10.3%

Nominal growth rate in terminal value	2.0%

1) Represents the compound annual growth rate during 2021-2023 (until the terminal year).

2) Represents the average percentage point increase in EBITDA margin during 2021-2023.

Revenue growth (average)

Revenue growth is estimated based on current levels and expected future market development.

EBITDA Margin growth (average)

The EBITDA margin represents the operating margin before depreciation and amortization and is estimated based on the current margin level and expected future market development. Committed or implemented operational restructuring initiatives are included.

Discount rates

Discount rates are based on Weighted Average Cost of Capital (WACC) derived from the Capital Asset Pricing Model (CAPM) methodology. The WACC calculations are based on a Global-Local approach, implying that a global risk free rate is applied as a basis (US 20Y Government bond). The inflation difference between the respective country of the specific CGU and the US is added to reflect the local risk free rate. Country risk premiums in addition to the US market risk premium are applied to correct for local risk. The discount rates also take into account gearing, the corporate tax rate, and the equity beta.

AdColony Holding AS
Annual Report 2020

Growth rates

The expected growth rates for a cash-generating unit is derived from the level experienced over the last few years to the long-term growth level in the market the entity operates. The growth rates used to extrapolate cash flow projections beyond the explicit forecast period are based on management’s past experience, and assumptions in terms of expectations for the market development in which the entity operates. The growth rates used to extrapolate cash flows in the terminal year are not higher than the expected long-term growth in the market in which the entity operates.

Sensitivity analysis related to impairment testing

The following changes in forecasts and key assumptions, in isolation, would result in the recoverable amount being approximately equal to the carrying amount. Any changes beyond those described below may, therefore, lead to an impairment loss:

Discount rate after tax: 1)

An increase by 740 basis points

Future cash flows: 2)

A decrease by 62% in projected future cash flows for the 3 year forecast period

Nominal growth rate in terminal value:

No reasonable change in the nominal growth rate in the terminal value, in isolation, would result in the in the recoverable amount being approximately equal to the carrying amount.

1) Discount rate: the changes above are for the whole period including terminal value.

2) Future cash flows: the changes above are for the 3 year forecast period and for the extrapolation period (terminal value)

AdColony Holding AS
Annual Report 2020

Note 12 Intangible Assets

	2020
[USD million]	Development	Other intangible assets	Total
Acquisition cost
Acquisition cost as of 1/1/20	35.1	97.1	132.2
Additions	7.4	0.0	7.4
Reclassification	-	-	-
Disposal	-	-	-
Translation differences	(0.1)	(0.6)	(0.8)
Acquisition cost as of 12/31/20	42.3	96.5	138.8

Accumulated amortization and impairment losses
Amortization and impairment losses as of 1/1/20	(26.7)	(96.6)	(123.2)
Amortization	(13.4)	(0.6)	(14.0)
Impairment losses	-	-	-
Reclassification	0.0	-	0.0
Disposal	-	-	0.0
Translation differences	0.1	0.6	0.8
Accumulated amortization and impairment losses as of 12/31/20	(40.0)	(96.5)	(136.5)

Net book value as of 12/31/20	2.4	(0.0)	2.4

Amortization for the year	(13.4)	(0.6)	(14.0)
Impairment losses for the year	-	-	-

Useful life	Up to 3 years	Up to 7 years
Amortization plan	Linear	Linear

	2019
[USD million]	Development	Other intangible assets	Total
Acquisition cost
Acquisition cost as of 1/1/19	27.4	97.9	125.3
Additions	7.8	0.0	7.8
Reclassification	-	-	-
Disposal	-	-	-
Translation differences	(0.0)	(0.8)	(0.8)
Acquisition cost as of 12/31/19	35.1	97.1	132.2

Accumulated amortization and impairment losses
Amortization and impairment losses as of 1/1/19	(13.7)	(95.1)	(108.9)
Amortization	(13.0)	(2.2)	(15.2)
Impairment losses	-	-	-
Reclassification	-	-	-
Disposal	-	0.0	0.0
Translation differences	0.0	0.7	0.8
Accumulated amortization and impairment losses as of 12/31/19	(26.7)	(96.6)	(123.2)

Net book value as of 12/31/19	8.4	0.5	9.0

Amortization for the year	(13.0)	(2.2)	(15.2)
Impairment losses for the year	-	-	-

Useful life	Up to 3 years	Up to 7 years
Amortization plan	Linear	Linear

AdColony Holding AS
Annual Report 2020

Other intangible assets

Other intangible assets relates to prior acquisitions within the AdColony business, and comprise customer relationships, customer contracts, proprietary technology and trademarks.

Development

Development is an internally developed intangible asset. Engineering salaries are the primary expense incurred in terms of costs related to research, development, and maintenance of platforms and applications. In 2020, $11.3 million (2019: 12.1) in engineering salaries were expensed in the financial statement. $7.4 million (2019: 7.8) in research and development costs were capitalized in 2020.

For additional information on judgements related to capitalized R&D costs, see note 3.

Note 13 Property, plant and equipment

	2020
[USD million]	Fixtures and fittings	Machinery and equipment	Leasehold improvements	Total
Acquisition cost
Acquisition cost as of 1/1/20	1.8	12.2	2.1	16.1
Additions	0.2	0.2	0.0	0.4
Translation differences	(0.1)	0.0	(0.1)	(0.2)
Acquisition cost as of 12/31/20	1.9	12.4	2.1	16.4

Accumulated depreciation and impairment losses
Depreciation and impairment losses as of 1/1/20	(1.1)	(11.2)	(0.8)	(13.0)
Depreciation and impairment losses	(0.4)	(0.9)	(0.2)	(1.5)
Translation differences	0.1	(0.0)	(0.0)	0.1
Accumulated depreciation and impairment losses as of 12/31/20	(1.3)	(12.1)	(1.0)	(14.5)

Net book value as of 12/31/20	0.6	0.3	1.1	1.9

Depreciation for the year	(0.4)	(0.9)	(0.2)	(1.5)

Useful life	Up to 6 years	Up to 10 years	Up to 5 years
Depreciation plan	Linear	Linear	Linear

AdColony Holding AS
Annual Report 2020

	2019
[USD million]	Fixtures and fittings	Machinery and equipment	Leasehold improvements	Total
Acquisition cost
Acquisition cost as of 1/1/19	1.5	12.1	1.8	15.5
Additions	0.3	0.1	0.4	0.8
Disposal	(0.0)	0.0	(0.1)	(0.1)
Translation differences	(0.1)	0.0	(0.0)	(0.1)
Acquisition cost as of 12/31/19	1.8	12.2	2.1	16.1

Accumulated depreciation and impairment losses
Depreciation and impairment losses as of 1/1/19	(0.7)	(9.2)	(0.6)	(10.5)
Depreciation and impairment losses	(0.4)	(2.0)	(0.2)	(2.5)
Translation differences	0.0	(0.0)	0.0	0.0
Accumulated depreciation and impairment losses as of 12/31/19	(1.1)	(11.2)	(0.8)	(13.0)

Net book value as of 12/31/19	0.8	1.0	1.3	3.1

Depreciation for the year	(0.4)	(2.0)	(0.2)	(2.5)

Useful life	Up to 6 years	Up to 10 years	Up to 5 years
Depreciation plan	Linear	Linear	Linear

Note 14 Right-of-use assets and lease liabilities

The ROU assets and lease liabilities comprise office lease contracts. For financial subleasing contracts, the Group has recognized a lease receivable in the statement of financial position, with a corresponding reduction in the ROU asset.

AdColony Holding AS
Annual Report 2020

The movements of the Group’s right-of-use assets, lease receivables and lease liabilities are presented below:

Lease liabilities (USD million)	2020	2019
Balance as of 1/1	5.7	9.8
Additions	1.1	1.0
Translation differences	(0.0)	(0.0)
Lease payments	(3.8)	(5.4)
Interest expense on lease liabilities	0.2	0.3
Lease liabilities as of 12/31	3.1	5.7

Of which:
Current lease liabilities (less than 1 year)	2.5	3.6
Non-current lease liabilities (more than 1 year)	0.6	2.1
Balance as of 12/31	3.1	5.7

Right of use assets (USD million)	2020	2019
Balance as of 1/1	3.2	9.8
Lease receivable as of 1/1		(4.1)
Additions	1.2	1.0
Depreciation	(3.7)	(5.2)
Adjustment for depreciation related to Lease receivables	1.4	1.8
Translation differences	-
Right of use assets as of 12/31	2.1	3.2

Depreciation is charged to the statement of profit and loss on a straight-line basis over the estimated useful life of each leased asset. The estimated useful life is considered to be the term of the contract for each leased asset.

AdColony Holding AS
Annual Report 2020

Lease receivables (USD million)	2020	2019
Balance as of 1/1	2.4	4.1
Additions	-	-
Income from sublease	(1.5)	(1.8)
Interest income	0.1	0.1
Translation differences	-	-
Lease receivables as of 12/31	0.9	2.4

Of which:
Current contract assets (less than 1 year)	0.9	0.5
Non-current contract assets (more than 1 year)	-	1.9
Balance as of 12/31	0.9	2.4

Translation differences arise due to translation of lease contracts in local currencies to USD.

Future lease payments

The future minimum lease payments under non-cancellable lease contracts are as follows:

	2020	2019
Payments for leases:
Less than one year	2.6	3.5
Between one to five years	0.6	2.2
More than five years	-	-
Total	3.2	5.7

The majority of the lease liabilities relate to office leases of AdColony’s offices in the US.

Further information about the impact of IFRS 16, ‘Leases’, is provided in Note 1.

Note 15 Shares and shareholder information

Share capital	Total	Face value (NOK)	Carrying value (NOK)
Ordinary shares	30,000	30	900,000

The Company’s share capital is USD 105,273 as at December 31, 2020.

AdColony Holding AS
Annual Report 2020

Shareholder	Shares	Ownership and voting share
Otello Corporation ASA	30,000	100%

All ordinary shares have equal voting rights and the right to receive dividends.

Capital increase / conversion of loan to equity in 2021

After the balance sheet date, it was agreed that Otello Corporation ASA would increase the capital of AdColony Holding AS by way of a contribution in kind. The subscription amount for the capital increase was settled by transferring the outstanding receivable that Otello Corporation ASA had towards AdColony Holding US, Inc. of USD 132,810,460. At the prevailing exchange rate, this resulted in a capital increase of NOK 1,128,928,754.41, comprised of NOK 300,000 in share capital and the remaining balance in share premium. With a new share capital of NOK 1,200,000 divided between 30,000 shares, the new par value is NOK 40 per share. The capital increase was completed on March 18, 2021 and registered with the Norwegian Register of Business Enterprises the same month.

Capital increase / conversion of loan to equity in 2019

The issuance of share capital presented in the equity statement in 2019 was completed in two steps, as a conversion of debt to the sole shareholder of the Company, Otello Corporation ASA, and a contribution in kind of a receivable Otello Corporation ASA had towards the AdColony Holding subsidiary, AdColony Inc. The issuance of share capital of 14,9mUSD had no cash effect.

Share distribution in 2019

AdColony Holding AS did not pay a dividend in 2020. In 2019, the company declared a dividend of NOK 1,063,360,364.51 and a group contribution of NOK 57,342,379 to the sole shareholder, Otello Corporation ASA, both distributed from other share capital and settled by transferring outstanding receivables that AdColony Holding AS had with its subsidiary AdColony, Inc. The dividend distribution of net 116,2 mUSD had no cash effect.

The Board of Directors proposed that the 2020 Annual General Meeting does not approve any dividend payment.

AdColony Holding AS
Annual Report 2020

Note 16 Corporate Structure of AdColony Group

Below is a list of group companies in the AdColony group as at December 31, 2020:

Entity name	Location	Country	Owner and voting share

AdColony Holding AS	Oslo	Norway	N/A

Subsidiaries
AdAurora (Beijing) Technologies Co. Ltd (VIE)	Beijing	China	100%
AdColony AB	Stockholm	Sweden	100%
AdColony ApS	Copenhagen	Denmark	100%
AdColony AS	Oslo	Norway	100%
AdColony Beijing Co, Ltd.	Beijing	China	100%
AdColony GmbH	Berlin	Germany	100%
AdColony Holdings Ireland Ltd	Dublin	Ireland	100%
AdColony Holdings US, Inc.	San Mateo	United States	100%
AdColony India Private Ltd	Gurgaon	India	100%
AdColony Ireland Ltd	Dublin	Ireland	100%
AdColony Japan LLC	Tokyo	Japan	100%
AdColony Korea Ltd	Seoul	Republic of South Korea	100%
AdColony Poland sp.z.o.o	Warsaw	Poland	100%
AdColony Singapore PTE. Ltd	Singapore	Singapore	100%
AdColony UK Ltd	London	United Kingdom	100%
AdColony, Inc.	Los Angeles	United States	100%
Advine Mobile Advertising Network Prorietary Ltd	Cape Town	South Africa	100%
Foriades Park SA	Montevideo	Uruguay	100%
Hunt Mobile Ads SA de CV	Mexico City	Mexico	100%
Huntmads SA	Buenos Aires	Argentina	100%
Mobilike Mobil Reklam Pazarlama Ve Ticaret A.S	Istanbul	Turkey	100%

Related party transactions

Apart from transactions with group companies in the normal course of business, the Company did not engage in any related party transactions, including with any members of the Board of Directors or Executive Management.

The AdColony Group has not engaged in any related party transactions with any members of the Board of Directors of Otello Corporation ASA or Otello Group executive management.

Information regarding compensation for Executive Management and Board of Directors can be found in note 6 of these consolidated financial statements.

Note 17 Events after the reporting period

Sale of AdColony to Digital Turbine

The Group’s ultimate parent company, Otello Corporation ASA, announced on February 26, 2021, that it had entered into a definitive agreement to sell AdColony to Digital Turbine, Inc. (Nasdaq: APPS) for a total estimated consideration of $400 million.

AdColony Holding AS
Annual Report 2020

Digital Turbine is a global mobile technology company, passionate about delivering the right content to the right person at the right time across all Android devices. The company's on-demand media platform powers frictionless app and content discovery, use acquisition and engagement, operational efficiency, and monetization opportunities. Digital Turbine's technology platform has been adopted by more than 40 mobile operators and OEMs worldwide, and has delivered more than three billion app preloads for tens of thousands of advertising campaigns. The Company is headquartered in Austin, Texas, with global offices in Arlington, Durham, Mumbai, San Francisco, Singapore and Tel Aviv.

At the time of that announcement, total estimated consideration for the acquisition was $400 million, including a normalized amount of working capital and $19 million in cash. Some or all of the cash will be returned to Otello subject to the achievement of certain future net revenue targets: (1) $100 million in cash to be paid at closing (2) $100 million in cash to be paid six months following the closing, and (3) on-target earn-out of $200 million, to be paid fully in cash, based on AdColony achieving certain future target net revenue objectives in 2021. The earn-out portion is not capped and is subject to change based on actual results.

With the support of the Board of Directors of Otello as well as the management of both Otello and AdColony, the transaction was approved at an extraordinary general meeting of the Otello shareholders on March 26, 2021.

On April 29, 2021, Otello announced that the Digital Turbine had completed its acquisition of AdColony. Based on the continued strong development of the AdColony business, Otello also announced an updated estimated consideration for the sale. AdColony’s 1Q21 performance extrapolated for the full FY 2021 would yield a payout of around 131% of plan or around $262 million for the earn-out portion of the payment, thus giving a total estimated consideration of $462 million.

Capital increase / conversion of loan to equity

As part of the agreement to sell AdColony to Digital Turbine, it was also agreed that Otello Corporation ASA would increase the capital of AdColony Holding AS by way of a contribution in kind. The subscription amount for the capital increase was settled by transferring the outstanding receiveable that Otello Corporation ASA had with AdColony Holding US, Inc. of $132,810,460. At the prevailing exchange rate, this resulted in an increase of the capital of NOK 1,128,928,754.41, comprised of NOK 300,000 in share capital and the balance in share premium. With a new share capital of NOK 1,200,000 over      30,000 shares, the new par value is NOK 40 per share. The capital increase was completed on March 18, 2021.

Impact of COVID-19

The world is still grappling with the direct and indirect impacts of the Covid-19 virus. In this challenging situation, the primary focus of AdColony has been the health and safety of our employees. Since mid-March 2020, we have successfully managed to shift the vast majority of the operations to remote homE offices. The operational impact has been limited to a minimum and all business activities continue to operate as before the crisis. Due to the nature of our business in AdColony, in terms of not having physical products, we are in relatively fortunate position. While the ultimate duration of the crisis and the knock-on effect of the changed behavior of our customers is uncertain, our assessment as we enter 2021 is that we have seen a continued rebound for the AdColony business since 2Q20. In 1Q21 AdColony has delivered revenue growth of slightly above the midpoint of the guidance provided and net revenue higher than the plan agreed with Digital Turbine as part of the sale agreement.

No events have occurred after the reporting date that would require the financial statements to be adjusted.